PROSPECTUS
                           KESTREL ENERGY, INC.

                             2,768,271 SHARES
                               COMMON STOCK
                             728,250 WARRANTS
                           ---------------------

     This prospectus relates to 2,768,271 shares and 728,250 warrants that may be sold from time to time by the selling shareholders named in this prospectus. The shares offered include 950,000 shares sold in a private placement by us in December 1999; 728,250 shares, subject to adjustment, for exercise of the warrants; and 1,080,021 shares issued in private placements by us in June 1992, January 1994 and May 1994. The warrants were distributed by us as a dividend to our shareholders and entitle the holder to purchase an equal number of shares of our common stock at an exercise price of $3.125 per share.

     This offering is not being underwritten. The offering price for the common stock that may be sold by the selling shareholders may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other prices as the selling shareholders determine from time to time. Our warrants do not have an established trading market and will not be listed on any securities exchange. The offering price for the warrants that may be sold by the selling shareholders may be the market price, if a market develops, a negotiated price or such other prices as the selling shareholders determine from time to time.

     We will receive up to $2,275,781 upon the exercise of the warrants by our shareholders, based upon an exercise price of $3.125 per share. We will not receive any proceeds from the sales of common stock or warrants by the selling shareholders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "KEST." On March 9, 2000, the last reported sale price of the common stock was $2.875 per share.

    INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISK.  YOU SHOULD
         CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
  IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                           KESTREL ENERGY, INC.
                        999 18th Street, Suite 2490
                          Denver, Colorado 80202
                              (303) 295-0344

              The date of this Prospectus is March 10, 2000.


                             TABLE OF CONTENTS

Risk Factors                                                          3
Forward-Looking Statements                                            6
Where You Can Find More Information                                   6
Our Business                                                          7
Recent Developments                                                   7
Stock Ownership of Principal Shareholders and Management              8
Use of Proceeds                                                       9
Selling Shareholders                                                  9
Plan of Distribution                                                  15
Experts                                                               16
Legal Matters                                                         16

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.



                               RISK FACTORS

WE MUST CONTINUE TO EXPAND OUR OPERATIONS

     Our long term success is ultimately dependent on our ability to expand our revenue base through the acquisition of producing properties and, to a much greater extent, by successful results in our exploration efforts. We have recently made significant investments in exploration properties in the Green River Basin in Wyoming. There is no assurance that these acquisitions or other acquisitions will be as successful as projected. Although our international exploration program has been relatively low risk for us because of the smaller investments we have made in those high risk drilling programs, we have made a larger investment in specific properties in the Green River Basin. All of our exploration projects are subject to failure and the loss of our investment.

PRICES OF OIL AND NATURAL GAS FLUCTUATE WIDELY BASED ON MARKET CONDITIONS AND ANY DECLINE WILL ADVERSELY AFFECT OUR FINANCIAL CONDITION

     Our revenues, operating results, cash flow and future rate of growth are very dependent upon prevailing prices for oil and gas. For the fiscal year ended June 30, 1999, approximately 82% of our revenue was from the sale of oil and gas. Historically, oil and gas prices and markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

     o    political conditions in the Middle East

     o    the supply and price of foreign oil and gas

     o    the level of consumer product demand

     o    the price and availability of alternative fuels

          o the effect of federal and state regulation of production and transportation

          o the proximity of our natural gas to pipelines and their capacity

WE MUST REPLACE THE RESERVES WE PRODUCE

     A substantial portion of our oil and gas properties are proved undeveloped reserves and probable reserves. Successful development and production of those reserves cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

THERE ARE MANY RISKS IN DRILLING OIL AND GAS WELLS

     The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. Our gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them.

WE FACE INTENSE COMPETITION

     The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities to explore or to develop and produce oil and natural gas. We have formed acquisition joint ventures with several other companies, including Victoria Petroleum N.L. and other affiliates, which have allowed us more access to acquisition candidates and to share the evaluation costs with them. We face strong competition from many companies and individuals with greater
capital, financial resources and larger technical staffs.   We also face
strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors.

THE AMOUNT OF INSURANCE WE CARRY MAY NOT BE SUFFICIENT TO PROTECT US

     We, our partners, co-venturers and well operators maintain general liability insurance but it may not cover all future claims. If a large claim is successfully asserted against us, we might not be covered by insurance, or it might be covered but cause us to pay much higher insurance premiums or a large deductible or co-payment. Furthermore, regardless of the outcome, litigation involving our operations, or even insurance companies disputing coverage could divert management's attentions and energies away from operations. The nature of the oil and gas business involves a variety of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to us.

OUR SUCCESS MAY BE DEPENDENT ON OUR ABILITY TO RETAIN TIM HOOPS, RICK VINE, JOHN KOPCHEFF, BOB PETT AND IRA PASTERNACK AS KEY PERSONNEL

     We believe that the oil and gas exploration and development and related management experience of our key personnel is important to our success. The active participation in Kestrel of Timothy L. Hoops, our president, Richard L. Vine, vice president of Engineering, John T. Kopcheff, vice president of International, Robert J. Pett, our chairman, and Ira Pasternack, vice president of Exploration, is a necessity for our
continued operations.   We do not have any employment contracts with these
individuals and we do not have key person life insurance on their lives. We compete with bigger and better financed oil and gas exploration companies for these individuals. Our future success may depend on whether we can attract, retain and motivate highly qualified personnel. We can't assure you that we will be able to do so.

OUR RESERVES ARE UNCERTAIN

     Estimating our proved reserves involves many uncertainties, including factors beyond our control. Our annual report on Form 10-K for fiscal year 1999 contained estimates of our oil and natural gas reserves and the future cash flow to be realized from those reserves for fiscal years 1999, 1998 and 1997, as prepared by independent petroleum engineers. There are uncertainties inherent in estimating quantities of proved oil and natural gas reserves since petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows from them are based upon a number of variable factors and assumptions including:

          o historical production from the properties compared with production from other producing properties

     o    the effects of regulation by governmental agencies

     o    future oil and gas prices

          o future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs

GOVERNMENTAL REGULATION, ENVIRONMENTAL RISKS AND TAXES COULD ADVERSELY AFFECT OUR OIL AND GAS OPERATIONS IN THE UNITED STATES

     Our oil and natural gas operations in the United States are subject to regulation by federal and state government, including environmental laws. To date, we have not had to expend significant resources in order to satisfy environmental laws and regulations presently in effect. However, compliance costs under any new laws and regulations that might be enacted could adversely affect our business and increase the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing, completion procedures, water injections, utilization, the maximum price at which products could be sold, energy taxes and the discharge of materials into the environment.

OUR OPERATIONS IN FOREIGN COUNTRIES ARE AT RISK BECAUSE OF THEIR
GOVERNMENTAL REGULATIONS AND TAXES

     Our proposed operations in other countries may involve comparable or even greater risks from governmental regulations and taxes, including the risk of partial or complete forfeiture of our interests to a foreign government as the result of a new government's policies. We do not believe that there is a material risk of an outright government seizure of our interests in any of the foreign countries in which we currently propose doing business but government participation in a successful exploration effort is possible in some cases.

THE SALE OF THE SHARES BY THE SELLING SHAREHOLDERS COULD HAVE AN ADVERSE IMPACT ON OUR STOCK

     Our stock is traded on the Nasdaq SmallCap Market and there has historically been a relatively low volume of trading in the shares. Consequently, the price at which the shares trade may be highly volatile. The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of their shares at less than the market prices may depress the market price of our stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may depress the market price of our stock. The shares being offered by the selling shareholders represent approximately 34.8% of our current outstanding shares. In addition, although our stock is currently traded on the Nasdaq SmallCap Market, there is no assurance that it will remain eligible to be included on Nasdaq.

                        FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. We use words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "intend", and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assurances we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the risk factors in this prospectus. You should not place undue reliance on these forward-looking statements. You should also remember that these statements are made only as of the date of this prospectus and future events may cause them to be less likely to prove to be true.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, special reports, proxy statements, and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the SEC's Public Reference Room, 450 Fifth Street N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     o our Annual Report on Form 10-K for the year ended June 30, 1999;

     o our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999;

     o the description of our securities contained in our registration statement on Form 8-A, File No. 0-9261, filed on May 2, 1980 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and as amended by our Form S-3, File No. 33-89716, declared effective on May 12, 1995;

     o the description of our warrants contained in our registration statement on Form 8-A, File No. 0-09261, filed on January 20, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and

     o all documents and reports subsequently filed with the Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents, unless they are specifically incorporated by reference, at no cost by writing or telephoning us at the following address:

                             Mark A. Boatright
                           Kestrel Energy, Inc.
                        999 18th Street, Suite 2490
                          Denver, Colorado 80202
                              (303) 295-0344

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                               OUR BUSINESS

     Our principal business is exploration for oil and gas reserves in the United States and in Australia and surrounding areas. In addition, we own working interests, which are expense bearing interests, in proved developed producing and proved undeveloped oil and gas leases that are not operated by us, in several areas in the United States. We also own some royalty interests, which are expense-free interests in properties which are operated by others, in oil and gas leases across the country. Proved developed reserves are oil and gas reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are oil and gas reserves which can be expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Normally we use existing working capital and cash flow for the development of our exploration and development properties. However, we have in the past obtained debt and equity financing to fund our development efforts and expect to do so again in the future.

     We presently own oil and gas interests in the states of California, Colorado, Louisiana, New Mexico, Oklahoma, South Dakota, Texas and Wyoming, as well as in Papua New Guinea and Australia.

     We were incorporated in Colorado on November 1, 1978 as Tanner Pruitt Exploration, Inc. In March 1995, we changed our name to Kestrel Energy, Inc. Our offices are located at 999 18th Street, Suite 2490, Denver, Colorado 80202, and our telephone number is (303) 295-0344.

                            RECENT DEVELOPMENTS

     In December 1999, we sold 950,000 shares of our no par value common stock pursuant to an offering under Regulation S to qualified non-U.S. investors for an aggregate of $2,565,000. An aggregate of $22,545 was paid in commissions to one person, Neil MacLachlan, a non-U.S. resident, for placement of the offering. Mr. MacLachlan is a director of Samson Exploration N.L. which owns 1,503,000 shares.

     On January 18, 2000, our board of directors declared a dividend distribution of 10 warrants for each 100 shares of common stock, no par value per share, held by the holders of our common stock outstanding at the close of business on February 4, 2000. We did not issue warrants in increments of less than 10 warrants per 100 shares of common stock, but in lieu of issuing warrants in increments of less than 10 warrants, we rounded up or down to the nearest 100 shares held by each shareholder on the record date. We distributed 728,250 warrants to our shareholders; no warrants were issued to shareholders holding less than 100 shares on the record date. The warrants entitle the holder to purchase an equal number of shares of our common stock at an exercise price of $3.125 per share, subject to adjustment under certain circumstances. The warrants cannot be transferred or exercised by the holder unless we have filed a registration statement which has been declared effective by the Securities and Exchange Commission, registering the warrants and the common stock issuable upon exercise of the warrants, and that registration statement continues to be effective at the time of transfer or exercise. We may redeem the warrants upon written notice for $.01 per warrant, at any time until their expiration date, which is February 4, 2001, provided, however, our common stock has traded at an average price of $3.75 or more (120% of the exercise price) for a period of five consecutive trading days prior to the notice of redemption and we have an effective registration statement permitting the exercise at that time. The warrants may be exercised through the close of business on the day preceding the redemption date.

                 STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                              AND MANAGEMENT

     The following shareholder information about the beneficial ownership of our common stock, prior to the sale and/or exercise of warrants, and as of the date of this prospectus, provides the information for:

     o each person known by us to beneficially own more than 5% of our common stock;
     o    each of our directors;
     o    each of our executive officers; and
     o    our current directors and executive officers as a group.


-------------------------------------------------------------------------
              Voting and Investment Power
-------------------------------------------------------------------------
   Name             Direct       Indirect     Total Shares     Percent
                                                                Owned
-------------------------------------------------------------------------
Victoria
  International
  Petroleum N.L.  1,415,221        ---         1,415,221        19.4%

Victoria
  Petroleum N.L.     ---        1,415,221      1,415,221        19.4%

Samson
  Exploration N.L.1,503,000        ---         1,503,000        20.6%

The Equitable
  Life Assurance
  Society          840,000         ---          840,000         11.5%

CIBC Eyres
  Reed Australian
  Resources Fund   875,000         ---          875,000         12.0%

Timothy L. Hoops   264,490      1,415,221      1,679,711        22.3%

Robert J. Pett     140,208      1,415,221      1,555,429        21.0%

John T. Kopcheff   189,415      1,415,221      1,604,637        21.5%

Mark A. Boatright   56,164          --           56,164          <1%

Kenneth W.
  Nickerson         37,409          --           37,409          <1%

Mark A.E.
  Syropoulo        140,000        38,000        178,000          2.4%

All Directors and
  Officers as a
  Group (6 persons)                            2,280,907        28.3%

o Victoria International Petroleum N.L. is a wholly owned subsidiary of Victoria Petroleum N.L. and both companies are deemed to be the beneficial owners of the shares. Resolute Limited, a publicly held Australian mining and natural resources company, owns 16.8% of Victoria Petroleum N.L. Resolute disclaims beneficial ownership of the shares.
o Messrs. Hoops, Pett and Kopcheff are directors of Victoria International Petroleum N.L. and Victoria Petroleum N.L., and as a result, all shares beneficially owned by those companies are listed as indirectly held by each individual.
o    Mr. Syropoulo owns 38,000 shares indirectly through Syrops & Co. Pty.
     Ltd.
o The shares owned by the executive officers and directors include or consist of the following shares acquirable upon exercise of stock options which are exercisable within 60 days of this prospectus: Mr. Hoops 236,580, Mr. Pett 130,208, Mr. Kopcheff 185,415, Mr. Boatright 52,164, Mr. Nickerson 37,409 and Mr. Syropoulo 140,000.

                              USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. We will receive proceeds if selling shareholders exercise their warrants to purchase shares of common stock. If all of the selling shareholders were to exercise their warrants, we would receive gross proceeds of $2,275,781. When and if we receive these funds, they will be used for general corporate purposes. As there is no assurance that any or all of the warrants will be exercised, we are unable to predict the amount to be used for such purposes.

                           SELLING SHAREHOLDERS

     The shares offered pursuant to this prospectus have been or will be issued to the selling shareholders (or their assignees) directly by us.
Of the shares of our common stock and warrants covered by this prospectus, we:

     o issued 950,000 shares in a private placement completed in December 1999, under Regulation S to non-U.S. residents of Canada, Europe and Australia and elsewhere to the following persons, which shares are included in the number of shares to be sold by them in the offering:


          Selling Shareholder                    Number of Shares
          -------------------                    ----------------

          Samson Exploration N.L.                     240,000
          Victoria International Petroleum N.L.       220,000
          Golden Prospect PLC                          20,000
          Gayle Ann Davies                              2,500
          Maryanne Louisa Young                         5,000
          NT MacLachlan                                25,000
          Oyama Pty Ltd                                 2,000
          Hill Young & Associates                      43,000
          Cornwall Holdings Pty Ltd                    50,000
          Exchange Nominee Pty Ltd                     10,000
          Hydra Energy Services Pty Ltd                10,000
          Europa Investment Services Ltd                5,000
          William John Evans                           10,000
          Lippo Securities Limited                     40,000
          Christopher Anthony Evans                     5,000
          CIBC Eyres Reed Australian Resources Fund   150,000
          Hill Samuel Bank (Jersey) Ltd                25,000
          BSI (Channel Islands) Ltd                    20,000
          James Capel Asset Mgmt                       50,000
          VLH Pty, Ltd                                  5,000
          Richard James Hill                            4,500
          Philomena Pty Ltd                             7,500
                                                      -------
                   Total                              950,000
                                                      =======

     o issued 728,250 warrants as a dividend to our shareholders of record on February 4, 2000;

     o will issue up to 728,250 shares, subject to adjustment under certain circumstances, upon exercise of the warrants issued as a dividend to our shareholders;

     o issued 1,090,021 shares to Victoria International Petroleum N.L. for conversion of promissory notes and the exchange of shares for Victoria Exploration, Inc., one of our wholly-owned subsidiaries.

     We agreed to file this registration statement for the resale of the shares purchased in the Regulation S offering, the sale of the warrants, the shares underlying the warrants and shares previously issued to Victoria International Petroleum N.L. We agreed to bear all out-of-pocket expenses of this offering, other than underwriting discounts and selling commissions. The selling shareholders may sell none, some, or all of the common stock and warrants offered by them as listed below.

     To the best of our knowledge, none of the selling shareholders has had any position, office or other material relationship with our company or any of its affiliates except as described below:

     o    Timothy L. Hoops is our president and one of our directors.

     o Samson Exploration N.L. is one of our principal shareholders.

     o Mark A.E. Syropoulo is one of our directors. He is also an officer and director of Syrops & Co. Pty. Ltd.

     o Victoria International Petroleum N.L. is one of our principal shareholders and the following officers and directors of our company are also directors of Victoria - Timothy L. Hoops, Robert J. Pett and John T. Kopcheff.

     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling shareholders as of the date of this prospectus and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling shareholders or their transferees from time to time.

     The table assumes:

     o the exercise of all warrants beneficially owned by the selling shareholder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus;

     o that each selling shareholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such shareholder; and

     o that each selling shareholder will sell all warrants to purchase shares of common stock offered pursuant to this prospectus.


                                                             Maximum
                                Shares        Warrants        Shares
                                Owned          Owned        To Be Sold
                               Prior To       Prior To        In The
        Name                   Offering       Offering       Offering
        ----                   --------       --------      ---------
William John Evans              33,000         3,000          13,000
Sandra Abrams                      194            20              20
Advena Nominees Pty Ltd.        16,500         1,500           1,500
Albatross Investment
   Services Ltd.                26,400         2,400           2,400
Anz Grindlays Nominee
   Ltd Acct 1084               137,500        12,500          12,500
William C. Arthur                  440            40              40
Australasian Syndication
   Management Services Pty Ltd.  5,500           500             500
Ray Barnes                      11,000         1,000           1,000
Raymond G. Barnes               11,000         1,000           1,000
James F. Barton                    360            30              30
Berenes Nominees Pty Ltd.        4,400           400             400
John K. Beumee                     110            10              10
Betty M. Billingsley               150            10              10
Alex Boardman                      110            10              10
Gerald E. Boatright              2,750           250             250
The Equitable Life
   Assurance Society           924,000        84,000          84,000
Pamela Anne Boucher              6,425           580             580
Robert G. Boucher                1,100           100             100
Sharon Kay Braden                  138            10              10
Timothy K. Bradley               1,320           120             120
Michael Thomas Breitbart           280            30              30
Randall S. Brich                 1,100           100             100
Kathleen H. Brinkhaus              220            20              20
George Brunacini                   220            20              20
BSI (Channel Islands) Ltd.      22,000         2,000          22,000
John V. Buglewicz TTEE
   John V. Buglewicz Self
   Emp Ret. Acct.                  220            20              20
CIBC Eyres Reed Australian
   Resources Fund              962,500        87,500         237,500
David M. Carroll                   330            30              30
Betsy Ann Carulli                2,750           250             250
Cede & Co.                   1,920,636       174,760         174,760
Rosanna Chang                    2,200           200             200
C M S & Co. A Partnership          110            10              10
Cornwall Holdings Pty Ltd.      55,000         5,000          55,000
Ben S. Curtis                      880            80              80
Victor L. Damon                    228            20              20
David Jones-Prichard             4,400           400             400
Derain Pty Ltd.                 16,500         1,500           1,500
Douglas Financial Consultants   33,000         3,000           3,000
Evan Duval & Ann Duval JTWROS      220            20              20
Charles E. Dyke &
   Geraldine Dyke  JTWROS          194            20              20
Economic Consultants Pty Ltd.   11,000         1,000           1,000
Charlotte Edberg                   220            20              20
Energy Minerals Corporation        956            90              90
Bruce E. Engquist                  228            20              20
Ken Erikson                        110            10              10
Europo Investment Services Ltd.  5,500           500           5,500
Christopher Anthony Evans        5,500           500           5,500
Exchange Nominees Pty Ltd.     118,890        10,810          20,810
Falcon Resources Pty Ltd.       28,600         2,600           2,600
Alvern K. Gardner                1,050           100             100
Omer R. Gaskins TTEE
   Omer R. Gaskins Trust           110            10              10
Richard Gaver                      110            10              10
Gaye Anne Davies                 2,750           250           2,750
James Gilsdorf                     390            40              40
Golden Prospect Plc.            22,000         2,000          22,000
Graceview Pty Ltd.
   Superannuation                5,500           500             500
Graceview Pty Ltd.               5,500           500             500
David A. Graham                    110            10              10
David Graham                       110            10              10
Green River Resources Ltd.      27,500         2,500           2,500
John W. Green                    1,100           100             100
Sarah L. Grove                     130            10              10
Ross Haldane & Catherina
   Haldane  JTWROS               2,200           200             200
Stanley B. Hallman Tr. FBO
   Andrea Ann Boucher Trust      6,812           620             620
Stanley B. Hallman Tr. FBO
   Denise Ann Boucher Trust      6,812           620             620
Jack K. Hallowell & Colene
   N. Hallowell JTWROS             110            10              10
Hare & Co.                      82,500         7,500           7,500
Richard L. Hawkins                 334            30              30
Hill Young & Associates         47,300         4,300          47,300
Richard James Hill               4,950           450           4,950
Timothy L. Hoops & Linda
   Sue Hoops  JTWROS             5,500           500             500
Timothy L. Hoops                15,520         1,410           1,410
Valerie Hundley                    150            10              10
Hydra Energy Services Pty Ltd.  11,000         1,000          11,000
Ivanhoe Pty Ltd.                 1,100           100             100
James Capel Asset Management    55,000         5,000          55,000
James Capel Investment Mgmt.   272,800        24,800          24,800
D. Robert Johnson                2,530           230             230
B. Todd Jones & Marguerite
   L. Jones JTWROS                 180            20              20
Gilbert E. Jones Jr.               190            20              20
Rosemary P. Kelley &
   Kevin C. Kelley JTWROS          180            20
Judith S. Kennedy                  440            40              40
Verne C. Knight TTEE
   Verne C. Knight TR UA
   Dtd. Dec. 27, 1973           68,841         6,260           6,260
George M. Kolman Jr.               110            10              10
Nicholas Kondua                    495            50              50
Harry Kramer                       220            20              20
Lakes Oil NL                    55,000         5,000           5,000
Ezra Lamm                          660            60              60
John R. Lee                        110            10              10
Lippo Securities Limited        44,000         4,000          44,000
Michael Thomas Loncar              180            20              20
John E. Maas                       136            10              10
MacDougall MacDougall
   & Mactier Inc.               44,000         4,000           4,000
Hank Marohnich                     350            30              30
Maryanne Louisa Young            5,500           500           5,500
Jim McCall                         280            30              30
Evelyn M. Mitchell                 116            10              10
MJH Nightingale & Co. Ltd.       4,400           400             400
Moco Resources Inc.                110            10              10
Montgomery Burns Pty Ltd.        8,800           800             800
W. Bruce Moore                     220            20              20
Steven Moschonas                 1,100           100             100
William Moskovits                  370            30              30
Narrow Lane Pty Ltd.            16,500         1,500           1,500
Gerald L. Nelson                   110            10              10
Nieuport Pty Ltd.               66,000         6,000           6,000
Nightingale Development
   Capital                       4,400           400             400
Alan W. Noyes                      130            10              10
NT MacLachlan                   82,500         7,500          32,500
James Omalley                      620            60              60
Oyama Pty Ltd.                   2,200           200           2,200
Robert B. Perry & Patricia
   S. Perry JTWROS               1,210           110             110
Tom Phillips                       550            50              50
Philomena Pty Ltd.               8,250           750           8,250
C.F. Pofahl                      1,448           130             130
Russell A. Pomeroy                 880            80              80
Ron Prefontaine                  2,200           200             200
Mary Loren Pruit Trust             110            10              10
Sally Lynn Pruit Trust             134            10              10
Thomas Branch Pruit Trust          110            10              10
Jonathan M. Roitman                110            10              10
Steven A. Roitman                2,200           200             200
J. Mark Roper                      110            10              10
Michele R. Rounds                  660            60              60
Samson Exploration N.L.      1,653,300       150,300         390,300
Hill Samuel Bank (Jersey) Ltd.  27,500         2,500          27,500
Al Sayers                        1,100           100             100
Cleone E. Sayers                 1,100           100             100
Anthony E. Schiffer & Mary
   B. Schiffer JTWROS              440            40              40
Morin M. Scott                     660            60              60
Larry O'Connor & Ellen
   O'Connor TTEES Shamrock
   Fibers Inc. Pen PL              220            20              20
Shertim Investments Pty Ltd.    26,400         2,400           2,400
Shertim Pty Ltd.                22,460         2,040           2,040
Hanish Smith                     5,500           500             500
Larry D. Smith                     390            40              40
Stenbank Pty Ltd.               11,000         1,000           1,000
Marie T. Sullivan                  116            10              10
James M. Swanson                   610            50              50
Syrops & Co. Pty Ltd.            5,500           500             500
L.R. Tanner & B.A. Tanner JTWROS   540            50              50
Randy L. Tanner                    145            10              10
E.A. Teas                          910            80              80
Teddy Bear Shop London Ltd.      5,500           500             500
Thomas Phillip John Conn.       11,000         1,000           1,000
Jane M. Tibbs                      440            40              40
Joseph A. Tibbs                    440            40              40
David A. Todd                      220            20              20
Louis G. Trilikis & Betty
   A. Trilikis JTWROS              110            10              10
Louis G. Trilikis                  110            10              10
Estelle Trubow Leslie Trubow &
   Marshall Trubow Jt. Ten.        110            10              10
Donald Tulloch                   5,500           500             500
William Tulloch                  5,500           500             500
Kenneth Lewis Tulloch            5,500           500             500
Johnnie L. Tyler                   260            20              20
Ronald D. Vanderhoef & Kathy
   J. Vanderhoef JTWROS            220            20              20
Ronald D. Vanderhoef C/F Tyler
   H. Vanderhoef UGMA WY           350            30              30
Ronald D. Vanderhoef C/F Christian
   J. Vanderhoef UGMA WY           350            30              30
Emily Vaughan-Spruce             1,380           130             130
Ian Vaughan-Spruce               1,380           130             130
Isabel Vaughan-Spruce            1,380           130             130
Rufus Vaughan-Spruce             1,380           130             130
Victoria International
   Petroleum NL              1,556,743       141,522       1,451,543
VLH Pty Ltd. TTEE VLH Pty
   Ltd. Superannuation Fund     11,000         1,000           1,000
VLH Pty Ltd.                     5,500           500           5,500
Charles Don Wachtman               110            10              10
Mike A. Wachtman                   220            20              20
Suzan Debra Wagner               3,300           300             300
Carol Waltz                     11,000         1,000           1,000
Wendell C. Weaver                  220            20              20
Theodore B. Zimmerman              460            40              40


                                    Shares Owned             Warrants
                                   After Offering             Owned
                                   --------------             After
        Name                    Number       Percentage      Offering
        ----                    ------       ----------     ---------
William John Evans              20,000           <1%             -0-
Sandra Abrams                      174           <1%             -0-
Advena Nominees Pty Ltd.        15,000           <1%             -0-
Albatross Investment
   Services Ltd.                24,000           <1%             -0-
Anz Grindlays Nominee
   Ltd Acct 1084               125,000          6.2%             -0-
William C. Arthur                  400           <1%             -0-
Australasian Syndication
   Management Services Pty Ltd.  5,000           <1%             -0-
Ray Barnes                      10,000           <1%             -0-
Raymond G. Barnes               11,000           <1%             -0-
James F. Barton                    330           <1%             -0-
Berenes Nominees Pty Ltd.        4,000           <1%             -0-
John K. Beumee                     100           <1%             -0-
Betty M. Billingsley               140           <1%             -0-
Alex Boardman                      100           <1%             -0-
Gerald E. Boatright              2,500           <1%             -0-
The Equitable Life
   Assurance Society           840,000         10.5%             -0-
Pamela Anne Boucher              5,845           <1%             -0-
Robert G. Boucher                1,000           <1%             -0-
Sharon Kay Braden                  128           <1%             -0-
Timothy K. Bradley               1,200           <1%             -0-
Michael Thomas Breitbart           250           <1%             -0-
Randall S. Brich                 1,000           <1%             -0-
Kathleen H. Brinkhaus              200           <1%             -0-
George Brunacini                   200           <1%             -0-
BSI (Channel Islands) Ltd.      22,000           <1%             -0-
John V. Buglewicz TTEE
   John V. Buglewicz Self
   Emp Ret. Acct.                  200           <1%             -0-
CIBC Eyres Reed Australian
   Resources Fund              725,000          9.0%             -0-
David M. Carroll                   300           <1%             -0-
Betsy Ann Carulli                2,500           <1%             -0-
Cede & Co.                   1,745,876         21.8%             -0-
Rosanna Chang                    2,000           <1%             -0-
C M S & Co. A Partnership          100           <1%             -0-
Cornwall Holdings Pty Ltd.         -0-           <1%             -0-
Ben S. Curtis                      800           <1%             -0-
Victor L. Damon                    208           <1%             -0-
David Jones-Prichard             4,000           <1%             -0-
Derain Pty Ltd.                 15,000           <1%             -0-
Douglas Financial Consultants   30,000           <1%             -0-
Evan Duval & Ann Duval JTWROS      200           <1%             -0-
Charles E. Dyke &
   Geraldine Dyke  JTWROS          174           <1%             -0-
Economic Consultants Pty Ltd.   10,000           <1%             -0-
Charlotte Edberg                   200           <1%             -0-
Energy Minerals Corporation        866           <1%             -0-
Bruce E. Engquist                  208           <1%             -0-
Ken Erikson                        100           <1%             -0-
Europo Investment Services Ltd.    -0-           <1%             -0-
Christopher Anthony Evans          -0-           <1%             -0-
Exchange Nominees Pty Ltd.      98,090           <1%             -0-
Falcon Resources Pty Ltd.       26,000           <1%             -0-
Alvern K. Gardner                  950           <1%             -0-
Omer R. Gaskins TTEE
   Omer R. Gaskins Trust           100           <1%             -0-
Richard Gaver                      100           <1%             -0-
Gaye Anne Davies                   -0-           <1%             -0-
James Gilsdorf                     350           <1%             -0-
Golden Prospect Plc.               -0-           <1%             -0-
Graceview Pty Ltd.
   Superannuation                5,000           <1%             -0-
Graceview Pty Ltd.               5,000           <1%             -0-
David A. Graham                    100           <1%             -0-
David Graham                       100           <1%             -0-
Green River Resources Ltd.      25,000           <1%             -0-
John W. Green                    1,100           <1%             -0-
Sarah L. Grove                     120           <1%             -0-
Ross Haldane & Catherina
   Haldane  JTWROS               2,000           <1%             -0-
Stanley B. Hallman Tr. FBO
   Andrea Ann Boucher Trust      6,192           <1%             -0-
Stanley B. Hallman Tr. FBO
   Denise Ann Boucher Trust      6,192           <1%             -0-
Jack K. Hallowell & Colene
   N. Hallowell JTWROS             100           <1%             -0-
Hare & Co.                      75,000           <1%             -0-
Richard L. Hawkins                 304           <1%             -0-
Hill Young & Associates            -0-           <1%             -0-
Richard James Hill                 -0-           <1%             -0-
Timothy L. Hoops & Linda
   Sue Hoops  JTWROS             5,000           <1%             -0-
Timothy L. Hoops                14,110           <1%             -0-
Valerie Hundley                    140           <1%             -0-
Hydra Energy Services Pty Ltd.     -0-           <1%             -0-
Ivanhoe Pty Ltd.                 1,000           <1%             -0-
James Capel Asset Management       -0-           <1%             -0-
James Capel Investment Mgmt.   248,000           <1%             -0-
D. Robert Johnson                2,300           <1%             -0-
B. Todd Jones & Marguerite
   L. Jones JTWROS                 160           <1%             -0-
Gilbert E. Jones Jr.               170           <1%             -0-
Rosemary P. Kelley &
   Kevin C. Kelley JTWROS          160           <1%             -0-
Judith S. Kennedy                  400           <1%             -0-
Verne C. Knight TTEE
   Verne C. Knight TR UA
   Dtd. Dec. 27, 1973           62,581           <1%             -0-
George M. Kolman Jr.               100           <1%             -0-
Nicholas Kondua                    445           <1%             -0-
Harry Kramer                       200           <1%             -0-
Lakes Oil NL                    50,000           <1%             -0-
Ezra Lamm                          660           <1%             -0-
John R. Lee                        100           <1%             -0-
Lippo Securities Limited           -0-           <1%             -0-
Michael Thomas Loncar              160           <1%             -0-
John E. Maas                       126           <1%             -0-
MacDougall MacDougall
   & Mactier Inc.               40,000           <1%             -0-
Hank Marohnich                     320           <1%             -0-
Maryanne Louisa Young              -0-           <1%             -0-
Jim McCall                         250           <1%             -0-
Evelyn M. Mitchell                 106           <1%             -0-
MJH Nightingale & Co. Ltd.       4,000           <1%             -0-
Moco Resources Inc.                100           <1%             -0-
Montgomery Burns Pty Ltd.        8,000           <1%             -0-
W. Bruce Moore                     200           <1%             -0-
Steven Moschonas                 1,000           <1%             -0-
William Moskovits                  340           <1%             -0-
Narrow Lane Pty Ltd.            15,000           <1%             -0-
Gerald L. Nelson                   100           <1%             -0-
Nieuport Pty Ltd.               60,000           <1%             -0-
Nightingale Development
   Capital                       4,000           <1%             -0-
Alan W. Noyes                      120           <1%             -0-
NT MacLachlan                   50,000           <1%             -0-
James Omalley                      560           <1%             -0-
Oyama Pty Ltd.                     -0-           <1%             -0-
Robert B. Perry & Patricia
   S. Perry JTWROS               1,100           <1%             -0-
Tom Phillips                       500           <1%             -0-
Philomena Pty Ltd.                 -0-           <1%             -0-
C.F. Pofahl                      1,318           <1%             -0-
Russell A. Pomeroy                 800           <1%             -0-
Ron Prefontaine                  2,000           <1%             -0-
Mary Loren Pruit Trust             100           <1%             -0-
Sally Lynn Pruit Trust             124           <1%             -0-
Thomas Branch Pruit Trust          100           <1%             -0-
Jonathan M. Roitman                100           <1%             -0-
Steven A. Roitman                2,000           <1%             -0-
J. Mark Roper                      100           <1%             -0-
Michele R. Rounds                  660           <1%             -0-
Samson Exploration N.L.      1,263,000         15.8%             -0-
Hill Samuel Bank (Jersey) Ltd.     -0-           <1%             -0-
Al Sayers                        1,000           <1%             -0-
Cleone E. Sayers                 1,000           <1%             -0-
Anthony E. Schiffer & Mary
   B. Schiffer JTWROS              400           <1%             -0-
Morin M. Scott                     600           <1%             -0-
Larry O'Connor & Ellen
   O'Connor TTEES Shamrock
   Fibers Inc. Pen PL              200           <1%             -0-
Shertim Investments Pty Ltd.    24,000           <1%             -0-
Shertim Pty Ltd.                20,420           <1%             -0-
Hanish Smith                     5,000           <1%             -0-
Larry D. Smith                     350           <1%             -0-
Stenbank Pty Ltd.               10,000           <1%             -0-
Marie T. Sullivan                  116           <1%             -0-
James M. Swanson                   550           <1%             -0-
Syrops & Co. Pty Ltd.            5,000           <1%             -0-
L.R. Tanner & B.A. Tanner JTWROS   490           <1%             -0-
Randy L. Tanner                    135           <1%             -0-
E.A. Teas                          830           <1%             -0-
Teddy Bear Shop London Ltd.      5,000           <1%             -0-
Thomas Phillip John Conn.       10,000           <1%             -0-
Jane M. Tibbs                      400           <1%             -0-
Joseph A. Tibbs                    400           <1%             -0-
David A. Todd                      200           <1%             -0-
Louis G. Trilikis & Betty
   A. Trilikis JTWROS              100           <1%             -0-
Louis G. Trilikis                  100           <1%             -0-
Estelle Trubow Leslie Trubow &
   Marshall Trubow Jt. Ten.        100           <1%             -0-
Donald Tulloch                   5,000           <1%             -0-
William Tulloch                  5,000           <1%             -0-
Kenneth Lewis Tulloch            5,000           <1%             -0-
Johnnie L. Tyler                   240           <1%             -0-
Ronald D. Vanderhoef & Kathy
   J. Vanderhoef JTWROS            200           <1%             -0-
Ronald D. Vanderhoef C/F Tyler
   H. Vanderhoef UGMA WY           320           <1%             -0-
Ronald D. Vanderhoef C/F Christian
   J. Vanderhoef UGMA WY           320           <1%             -0-
Emily Vaughan-Spruce             1,250           <1%             -0-
Ian Vaughan-Spruce               1,250           <1%             -0-
Isabel Vaughan-Spruce            1,250           <1%             -0-
Rufus Vaughan-Spruce             1,250           <1%             -0-
Victoria International
   Petroleum NL                105,200          1.3%             -0-
VLH Pty Ltd. TTEE VLH Pty
   Ltd. Superannuation Fund     10,000           <1%             -0-
VLH Pty Ltd.                       -0-           <1%             -0-
Charles Don Wachtman               100           <1%             -0-
Mike A. Wachtman                   200           <1%             -0-
Suzan Debra Wagner               3,000           <1%             -0-
Carol Waltz                     10,000           <1%             -0-
Wendell C. Weaver                  200           <1%             -0-
Theodore B. Zimmerman              420           <1%             -0-


                           PLAN OF DISTRIBUTION

     The securities, shares of common stock and warrants, offered hereby may be sold by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The securities may be sold by one or more of the following:

          o one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the securities held by the selling shareholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o privately negotiated transactions between the selling shareholders and purchasers without a broker-dealer.

     The selling shareholder may effect such transactions by selling securities to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commission or fees from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     To comply with some states' securities laws, if applicable, the securities may be offered or sold by the selling shareholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be offered or sold by the selling shareholders unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                                  EXPERTS

     The consolidated financial statements of Kestrel Energy, Inc. as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               LEGAL MATTERS

     The validity of the common stock and warrants offered by this prospectus will be passed upon for us by Gorsuch Kirgis LLP, Denver, Colorado.